UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2024

VULCAN MATERIALS COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	001-33841	20-8579133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Urban Center Drive

Birmingham, Alabama 35242

(Address of principal executive offices) (zip code)

(205) 298-3000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 par value	VMC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Delayed Draw Term Loan Facility

On November 4, 2024, Vulcan Materials Company (“Vulcan”, “we”, “our” or “us”) entered into a credit agreement (the “Credit Agreement”) with Truist Bank, as administrative agent (the “Administrative Agent”), and the lenders (the “Lenders”), and other parties named therein. The Credit Agreement provides for a $2.0 billion 2-year delayed draw term loan facility (the “Term Loan Facility”) that will be used to fund, among other things, the previously announced acquisition of Wake Stone Corporation.

The Credit Agreement contains customary representations, warranties, covenants and events of default. The primary negative covenant is a limitation on secured debt, and the financial covenant is a maximum debt to EBITDA ratio of 3.50 to 1.00 (with a permitted ratio of 4.00 to 1.00 for four fiscal quarters ending after the consummation of certain material acquisitions).

Borrowings under the Term Loan Facility bear interest, at our option, at either (i) Adjusted Term SOFR (as defined in the Credit Agreement) plus a margin ranging from 1.000% to 1.625% based on our credit ratings for senior, unsecured, long-term indebtedness or (ii) a base rate (which is equal to the highest of (a) the Administrative Agent’s prime rate, (b) the federal funds rate plus 0.50% and (c) Adjusted Term SOFR for a one-month period, plus 1.00%) plus a margin ranging from 0.000% to 0.625% based on our credit ratings for senior, unsecured, long-term indebtedness.

Certain of the Lenders and their affiliates have provided from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to us for which we have paid, and intend to pay, customary fees.

The foregoing description of the Term Loan Facility does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Agreement, a copy which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Amendment to Revolving Credit Facility

On November 4, 2024, Vulcan entered into a Fifth Amendment (the “Fifth Amendment”) to its credit agreement, dated September 10, 2020 (as subsequently amended, the “Revolving Credit Agreement”), with Truist Bank, as administrative agent, and the lenders (collectively, the “Revolving Credit Lenders”), and other parties named therein. The Fifth Amendment, among other things, extends the maturity date from August 8, 2027 to November 4, 2029, with two one-year extension options. Proceeds of borrowings may be used for general corporate purposes.

As of the date hereof, the net amount available for borrowing under the Revolving Credit Agreement is approximately $1,504.8 million, reflecting utilization of $95.2 million used to provide support for outstanding standby letters of credit.

Certain of the Revolving Credit Lenders and their affiliates have provided from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to us for which we have paid, and intend to pay, customary fees.

The foregoing description of the Fifth Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Fifth Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated November 4, 2024, among Vulcan Materials Company, Truist Bank, as Administrative Agent, and the Lenders and other parties named therein

10.2	Fifth Amendment to Credit Agreement, dated as of November 4, 2024, among Vulcan Materials Company, Truist Bank, as Administrative Agent, and the Revolving Credit Lenders and other parties named therein

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VULCAN MATERIALS COMPANY

Date: November 4, 2024	By:	/s/ Denson N. Franklin III
	Name:	Denson N. Franklin III
	Title:	Senior Vice President, General Counsel and Secretary